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                                                                    EXHIBIT 8.01

                [Letterhead of Wachtell, Lipton, Rosen & Katz]





                                 April 3, 1998



AT&T Corp.
295 North Maple Avenue
Basking Ridge, New Jersey
07920

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of AT&T Corp., a New York corporation ("AT&T), relating to the registration of shares of common stock, par value $1.00 per share, of AT&T ("AT&T Common Stock") to be issued pursuant to an Agreement and Plan of Merger, dated as of January 8, 1998, among AT&T, TA Merger Corp., Delaware corporation and wholly owned subsidiary of AT&T, and Teleport Communications Group Inc., a Delaware corporation ("TCG").

        The discussion set forth under the heading "THE MERGER - Certain Federal Income Tax Consequences" in the Information Statement/Prospectus that is part of the Registration Statement describes our opinion regarding certain tax issues, which is a condition to AT&T's obligations to consummate the Merger. Such description is accurate in all material respects.

        We consent to the use of this opinion as Exhibit 8.01 to the Registration Statement and to the reference to our firm under the heading "THE MERGER - Certain Federal Income Tax Consequences" in the Information Statement/Prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                           Very truly yours,


                           /s/ Wechtell, Lipton, Rosen & Katz